Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement dated March 29, 2012 on Form S-8 of Franklin Financial Corporation of our report dated December 22, 2011, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Franklin Financial Corporation for the year ended September 30, 2011.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

March 29, 2012